Exhibit 99.1

March 8, 2018

Liberty Interactive and GCI Liberty Announce Completion of Auto Conversion, Reattribution and Expected Closing of Transactions

ENGLEWOOD, Colo. & ANCHORAGE, Alaska—(BUSINESS WIRE)— Liberty Interactive Corporation (“LIC”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) and GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GNCMA / GLIBA, GLIBP) today announced that GCI Liberty has effected the automatic conversion (the “auto conversion”), as of 4:21 p.m., New York City time, today, of each share of its GCI Liberty Class A-1 and Class B-1 common stock into (i) 0.63 of a share of GCI Liberty Class A common stock and (ii) 0.2 of a share of GCI Liberty Series A Cumulative Redeemable Preferred Stock (the “preferred stock”).

LIC has also completed the reattribution of certain assets and liabilities attributed to its Ventures Group to the QVC Group. The reattributed assets and liabilities consisted of cash, LIC’s interests in ILG and FTD, certain green energy investments, exchangeable debentures of Liberty Interactive LLC and certain tax benefits. The final valuations of assets and liabilities to be reattributed will be provided after closing.  Prior to market open tomorrow, LIC will contribute to GCI Liberty, in exchange for shares of GCI Liberty Class A and Class B common stock, the following assets and liabilities currently attributed to the Ventures Group: LIC’s entire equity interests in Liberty Broadband Corporation, Charter Communications, Lending Tree and Evite and certain other assets and liabilities attributed to its Ventures Group following the reattribution.  LIC expects to complete the redemption of its Series A and Series B Liberty Ventures common stock in exchange for shares of GCI Liberty stock (the “split-off”) at 4:01 p.m., New York City time, tomorrow.

Following the auto conversion, GCI Liberty has delisted its Class A-1 common stock, and as a result, such securities will no longer trade on the Nasdaq Global Select Market as of market open tomorrow, March 9. In addition, GCI Liberty’s Class B-1 common stock will no longer be quoted on the OTC Markets. GCI Liberty’s Class A common stock and preferred stock are expected to commence trading in the regular way under the symbols “GLIBA” and “GLIBP,” respectively, on Monday, March 12. GCI Liberty intends to cause its Class B common stock to be quoted on the OTC Markets as soon as is practical following the closing date. However, LIC and GCI Liberty can give no assurances as to the timing of the quotation or the symbol under which GCI Liberty’s Class B common stock will be quoted.

In addition, LIC intends to delist its Series A and Series B Liberty Ventures common stock following the split-off and, as a result, such securities will cease to be traded on the NASDAQ Global Select Market following market close tomorrow, March 9.

As previously announced, beginning on Monday, March 12, LIC’s Series A and Series B QVC Group common stock will no longer trade under the symbols “QVCA” and “QVCB,” respectively, and will begin trading under the symbols “QRTEA” and “QRTEB,” respectively, in connection with the rebranding of LIC and its QVC Group as Qurate Retail Group.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the completion of the proposed transactions between LIC and GCI Liberty and the listing and quotation of GCI Liberty’s capital stock and LIC’s common stock. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the completion of the described transactions and the listing and quotation of GCI Liberty’s capital stock. These forward-looking statements speak only as of the date of this press release, and each of LIC and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in LIC’s or GCI Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of LIC and GCI Liberty, including their most recent Forms 10-K, for additional information about LIC, GCI Liberty and about the risks and uncertainties related to LIC’s and GCI Liberty’s respective businesses which may affect the statements made in this press release.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of GCI Liberty or any of LIC’s tracking stocks. The offer and issuance of shares in the transactions will only be made pursuant to GCI Liberty’s effective registration statement. GCI Liberty shareholders, LIC stockholders and other investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transactions and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information about the transactions. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5420. GCI Liberty investors can access additional information at ir.gci.com.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation’s subsidiaries, QVC, Inc., HSN, Inc. and zulily, llc, and its interests in FTD and ILG, and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its subsidiary Evite and interests in Liberty Broadband Corporation, Lending Tree and Charter Communications.

About GCI Liberty, Inc.

GCI Liberty is the largest communications provider in Alaska, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. Headquartered in Alaska, GCI Liberty has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. Learn more about GCI Liberty at www.gci.com.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420

GCI Liberty, Inc.

Media Contact: Heather Handyside, (907) 301-3481

Source: Liberty Interactive Corporation